UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (date of earliest event reported) – May 4, 2007

US Oncology Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE		20-0873619
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

16825 Northchase Drive, Suite 1300

Houston, Texas 77060

(Address of principal executive offices including zip code)

(832) 601-8766

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Election of Directors

(d) Effective May 4, 2007, Mark C. Myron, M.D. was elected to serve as a director of the US Oncology Holdings, Inc. (“Holdings,” and together with its subsidiaries, the “Company”) by written consent of a majority of stockholders of Holdings. Dr. Myron was also elected as of such date to serve as a director of Holdings’ wholly-owned subsidiary, US Oncology, Inc. Burton Schwartz, M.D., a former director of Holdings and US Oncology, Inc. did not stand for reelection and left the boards effective upon Dr. Myron’s election.

Dr. Myron is a practicing physician with Kansas City Cancer Centers (“KCCC”), and serves as KCCC’s president. The Company and KCCC are parties to a service agreement pursuant to which the Company provides KCCC with facilities, equipment, non-physician personnel, and administrative, management and non-medical advisory services, as well as services relating to the purchasing and administering of supplies. The service fee under the KCCC service agreement is equal to a percentage of the earnings (professional and research revenues earned by the affiliated practice less direct expenses) of that practice before interest and taxes (“Earnings”) plus direct expenses of the related practice locations, subject to adjustments set forth therein. Direct expenses include rent, depreciation, amortization, and provision for uncollectible accounts, salaries, and benefits of non-physician employees, medical supply expense, and pharmaceuticals. During 2006, KCCC paid the Company $90.9 million in management fees, including $82.5 million in reimbursement of expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 11, 2007

US ONCOLOGY HOLDINGS, INC.

/s/ Phillip H. Watts
Name:	Phillip H. Watts
Title:	Vice President -
General Counsel